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                                  EXHIBIT 23.3


                       CONSENT OF DUNN SWAN & CUNNINGHAM

     Dunn & Swan, A Professional Corporation, hereby consents to the use of its name under the heading "Legal Matters" in the Prospectus constituting a part of this Registration Statement.


                                   DUNN SWAN & CUNNINGHAM
                                   A Professional Corporation


Oklahoma City, Oklahoma,
July 7, 1998